Exhibit 10.10
September 16, 2016

Ms. Tracy Pearson
255 Ridgewood Drive
Piperton, TN 38017

Dear Tracy,

We are pleased to offer you the position of SVP Packaging Solutions with Veritiv Operating Company. This position is based out of Atlanta, Georgia and reports to Mary Laschinger, Chairman and CEO. Your anticipated start date is on or before October 17, 2016.

You will receive a monthly salary of $37,500 (which equates to $450,000 per year). In accordance with Veritiv’s current payroll practices, your salary will be paid on the last working day of the month. This is a salaried exempt position, which means that you will not be eligible for overtime pay.

This position is eligible for relocation benefits in accordance with Veritiv’s relocation policy. The relocation process is administered by NuCompass. Additional information on this process will be provided to you upon your acceptance of this offer. In addition, if you incur a loss on the sale of your home in excess of the amount reimbursed by the relocation policy, you will receive a cash amount for the unreimbursed loss amount which will be grossed-up for taxes; this amount will not to exceed $400,000 (including the tax gross-up). The relocation benefit is based upon the expectation that you will be employed with the Company for one year or more. Should you voluntarily terminate your employment within 12 months of your start date, you will be required to reimburse the Company for relocation benefits paid to you, or on your behalf, to the extent permitted by applicable law.

If you accept this offer, you will receive a one-time signing bonus in the gross amount of $815,000, which will be paid not later than March 31, 2017. Please note that the amount paid will be net of applicable tax withholdings. This bonus is based upon the expectation that you will be employed with the Company for two years or more. By accepting this offer, you expressly agree that should you voluntarily terminate your employment or be terminated for cause, you will reimburse the Company for 100% of the bonus if the termination occurs within the first 12 months, 50% of the bonus if the termination occurs after one year and within the first 18 months, and 25% of the bonus if the termination occurs after the first 18 months and within the first 24 months.

In addition to your salary, this position is eligible to participate in Veritiv’s Annual Incentive Plan (AIP). The AIP is an incentive plan that provides you with an opportunity to share in the financial success of the Company through a bonus based on both the Company’s performance and your own individual performance. Subject to the terms of the AIP, your current annual target bonus amount is 70% of your annual base salary, or $315,000. For your initial year of employment, your bonus will be pro-rated for the portion of the performance period that you are employed by the Company and will not be less than $75,000. For your first full year of employment (2017), your AIP bonus will be calculated using the higher of target (100%) or actual Company performance. For your second full year of employment (2018), your AIP bonus will be calculated using the higher of target (50%) or actual Company performance. The individual performance component remains in effect for all years.

You will also be eligible to participate in the Veritiv Long-Term Incentive (LTI) Plan. The LTI is an equity incentive plan. Subject to the terms of the LTI, your current target grant value is $540,000. Grants have a

1000 Abernathy Road NE, Suite 1700, Atlanta, GA 30328 | 770 391 8200 | veritivcorp.com
Offer Letter – Salaried Exempt

three-year performance period and are paid out at the end of the performance period based on attainment of specified business goals. LTI awards are made in the form of restricted stock (20% of grant value) and performance stock units (80% of grant value). Additional information will be sent to you following the grant date.

You will be eligible for benefits on your first day of employment. Veritiv’s competitive benefits program provides options for medical, dental, vision, and life insurance for you and your dependents, as well as time off, disability and life insurance, retirement savings benefits, and more. You will have 31 days from your eligibility date to enroll in benefits. You will receive information on how to enroll in benefits after your first day of employment.

You will also be eligible for up to five weeks of vacation on an annual accrual basis.

This offer of employment is contingent upon successful completion of a drug screen, background investigation, and reference check. Upon your acceptance of this offer, I will provide you with the necessary forms and instructions to start these processes.

Pursuant to the Immigration Reform and Control Act (IRCA), you must also verify your identity and authorization to work. Therefore, if you accept this offer, you will be required to complete an I-9 Employment Eligibility Verification Form no later than the first day of employment. Additionally, within three business days of the date your employment begins, you will need to supply acceptable documentation of your identity and work authorization. A complete list of acceptable documents is available at http://www.uscis.gov/sites/default/files/files/form/i-9.pdf.

Finally, this offer is also contingent upon your signing and returning the enclosed Noncompetition Agreement.

This employment offer is based upon your skills and abilities, not because of confidential, trade secret, or other proprietary information of your former employer(s) which you may have knowledge. By accepting this offer, you expressly agree that:

1)
You have not retained and will not retain any documents (in whatever form, whether hard copy or electronic) containing confidential, trade secret, or proprietary information belonging to any of your former employers;

2)	You have maintained and will continue to maintain your duty of loyalty to your former employer until your termination date with that employer;

3)	During your employment with Veritiv, you will not utilize or disclose any confidential, trade secret, or proprietary information belonging to any of your former employers; and

4)
If you are subject to a non-compete agreement and/or any other restrictive covenant with a former employer or any other entity, you have advised us of the existence of that restrictive covenant and have truthfully and accurately represented to us your understanding that the restrictive covenant will not prevent you from performing the duties of the position that we have offered you.

Please note that your employment with Veritiv is on an at-will basis and is not guaranteed for any length of time. This means that both you and the Company may terminate the employment relationship at any time, for any reason, with or without cause or notice, and in accordance with applicable law. Additionally, the terms and conditions of your employment, including but not limited to your position, job responsibilities, compensation, and benefits, may be altered by the Company at its sole discretion.

To accept this offer, please sign this letter and return it to me by September 23, 2016.

I am delighted that you are considering joining the Veritiv team and believe that you will find this opportunity to be personally and professionally rewarding. Please feel free to contact me with any questions.

Offer Letter – Salaried Exempt

Yours Truly,

/s/ Elizabeth Patrick
Elizabeth Patrick
SVP, Chief HR Officer

ACCEPTED & AGREED:

/s/ Tracy L. Pearson                September 22, 2016
Tracy Pearson                        Date

3
Offer Letter – Salaried Exempt